CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Aquila Municipal Trust and to the use of our reports dated May 29, 2013 on the financial statements and financial highlights of Tax-Free Fund of Colorado, Churchill Tax-Free Fund of Kentucky, Narragansett Tax-Free Income Fund and Tax-Free Fund For Utah, each a series of Aquila Municipal Trust.   Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 30, 2013